Exhibit 99.1

RING ENERGY ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR 2023 RESULTS, YEAR-END 2023 PROVED RESERVES AND ADDITIONAL 2024 GUIDANCE

The Woodlands, TX – March 7, 2024 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported record operational and financial results for the fourth quarter and full year 2023, year-end 2023 proved reserves and provided additional 2024 operational and financial guidance.
2023 Q4 and Full Year Highlights and Recent Key Items
•Grew fourth quarter total sales volumes 11% to a record 19,397 barrels of oil equivalent per day (“Boe/d”) from the third quarter;
◦Increased fourth quarter oil sales volumes 13% to a record 13,637 barrels of oil per day (“Bo/d”) from the third quarter;
•Increased year-over-year total sales volumes by 47% to a record 18,119 Boe/d;
◦Grew full year oil sales volumes by 32% to a record 12,548 Bo/d from 2022;
•Reported net income of $50.9 million, or $0.26 per diluted share, in the fourth quarter;
◦Net income for the full year was $104.9 million, or $0.54 per diluted share;
•Generated fourth quarter Adjusted Net Income1 of $21.2 million, or $0.11 per diluted share;
◦Full year Adjusted Net Income was $100.5 million, or $0.51 per diluted share;

•Reduced all-in fourth quarter cash operating costs1 on a Boe basis by 4% from the third quarter, and a 6% decrease for the full year;
•Achieved record fourth quarter Adjusted EBITDA1 of $65.4 million — 12% higher than the third quarter;
◦Grew year-over-year Adjusted EBITDA by 21% to a record $236.0 million;
•Delivered record Adjusted Free Cash Flow1 of $16.3 million and Adjusted Cash Flow from Operations1 of $55.1 million in the fourth quarter;
◦Cash flow positive for the 17th consecutive quarter;
◦Full year Adjusted Free Cash Flow grew 30% to $45.3 million while generating Adjusted Cash Flow from Operations of $197.0 million — a 14% increase;
•Generated a Cash Return on Capital Employed (“CROCE”)1 of 17.2% in 2023;
•Paid down $3.0 million of debt during the fourth quarter and $30.0 million since closing the Founders Acquisition in August 2023;
◦Entered 2024 with liquidity of approximately $175 million;
◦Exited 2023 with $425 million of borrowings and a Leverage Ratio2 of 1.62x;
•Ended 2023 with proved reserves of 129.8 million barrels of oil equivalent (“MMBoe”) and a present value discounted at 10% (“PV-10”)1 of $1.6 billion, using Securities and Exchange Commission (“SEC”) pricing;
◦Proved developed reserves were 88.1 MMBoe with a PV-10 of $1.3 billion ; and
•Successfully completed the Company’s 2023 full year capital spending program, including drilling and placing online 20 horizontal (“Hz”) and 11 vertical wells.
Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We ended 2023 with record fourth quarter and full year operational and financial results on multiple fronts. Year-over-year, we achieved a 47% increase in sales volumes, a 21% increase in Adjusted EBITDA, and a 30% increase in Adjusted Free Cash Flow. Driving our results was the successful execution and integration of the two acquisitions made over the past 18 months, the success of our
1A non-GAAP financial measure; see “Non-GAAP Information” section in this release for more information including reconciliations to the most comparable GAAP measures.
2 Refer to the “Non-GAAP Information” section in this release for calculation of the Leverage Ratio based on our Credit Agreement.

high rate-of-return drilling and recompletion programs, and our continuing focus on reducing costs. The hard work, dedication, and commitment of our workforce to our value focused, proven strategy delivered these outstanding results and we continue to believe staying the course will build near and long-term value for our stockholders. On behalf of our Board of Directors and management team, I would like to thank our employees for their efforts in making 2023 a very good year.’’
Mr. McKinney continued, “Our focus for 2024 will be very similar to the past. We will continue a disciplined capital spending program designed to organically maintain or slightly grow our oil production with the flexibility to respond as necessary to changing oil and natural gas prices. We intend to allocate our excess cash from operations to reducing debt and improving our balance sheet. We plan to continue seeking to grow through our pursuit of accretive, balance sheet enhancing acquisitions. These efforts should lead us to our ultimate goal, which is to further position our balance sheet and achieve the size and scale necessary to sustainably return meaningful capital to our stockholders. We believe our efforts in 2024 will make important strides towards achieving these goals. We also want to thank our stockholders for their trust and support as we pursue the opportunities and navigate the challenges the future may present.”
Summary Results

	Q4 2023	Q3 2023	Q4 to Q3 2023 % Change	Q4 2022	Q4 YOY % Change	FY 2023	FY 2022	FY % Change
Net Sales (Boe/d)	19,397	17,509	11%	17,856	9%	18,119	12,364	47%
Crude Oil (Bo/d)	13,637	12,028	13%	12,189	12%	12,548	9,479	32%
Net Sales (MBoe)	1,784.5	1,610.9	11%	1,642.7	9%	6,613.3	4,512.6	47%
Realized Price - All Products ($/Boe)	$56.01	$58.16	(4)%	$60.69	(8)%	$54.60	$76.95	(29)%
Revenues ($MM)	$99.9	$93.7	7%	$99.7	—%	$361.1	$347.2	4%
Net Income/Loss ($MM)	$50.9	$(7.5)	NM	$14.5	251%	$104.9	$138.6	(24)%
Adjusted Net Income ($MM)	$21.2	$26.3	(19)%	$21.8	(3)%	$100.5	$107.5	(7)%
Adjusted EBITDA ($MM)	$65.4	$58.6	12%	$56.3	16%	$236.0	$195.2	21%
Capital Expenditures ($MM)	$38.8	$42.4	(8)%	$42.6	(9)%	$152.0	$140.1	9%
Adjusted Free Cash Flow ($MM)	$16.3	$6.1	165%	$5.5	197%	$45.3	$34.8	30%

Financial Overview: For the fourth quarter of 2023, the Company reported net income of $50.9 million, or $0.26 per diluted share, which included a $32.5 million before tax non-cash unrealized commodity derivative gain, $2.5 million in before tax share-based compensation and $0.4 million in before tax transaction related costs for executed acquisitions and divestitures (“Transaction Costs”). Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $21.2 million, or $0.11 per diluted share.
In the third quarter of 2023, the Company reported a net loss of $(7.5) million, or $(0.04) per diluted share, which included a $33.9 million before tax non-cash unrealized commodity derivative loss, $2.2 million for before tax share-based compensation, and $(0.2) million in before tax Transaction Costs. Excluding the estimated after-tax impact of these adjustments, the Company’s Adjusted Net Income was $26.3 million, or $0.13 per diluted share.
In the fourth quarter of 2022, Ring reported net income of $14.5 million, or $0.08 per diluted share, which included a $5.4 million before tax non-cash unrealized commodity derivative loss, $2.2 million in before tax share-based compensation, and $1.0 million in before tax Transaction Costs. Excluding the estimated after-tax impact of these adjustments, Adjusted Net Income in the fourth quarter of 2022 was $21.8 million, or $0.12 per diluted share.
Adjusted EBITDA was a record $65.4 million for the fourth quarter of 2023, a 12% increase from $58.6 million for the third quarter of 2023, and a 16% increase from fourth quarter of 2022 Adjusted EBITDA of $56.3 million.
Adjusted Free Cash Flow for the fourth quarter of 2023 was a record $16.3 million compared to $6.1 million in the third quarter of 2023 with the 165% increase primarily due to increased revenues and lower capital spending in the fourth quarter. Fourth quarter 2023 Adjusted Free Cash Flow increased 197% from $5.5 million for the fourth quarter of 2022.
Adjusted Cash Flow from Operations was a record $55.1 million for the fourth quarter of 2023 compared to $48.5 million for the third quarter of 2023 and $47.4 million for the fourth quarter of 2022.
Adjusted Net Income, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Cash Flow from Operations, Cash Return on Capital Employed and PV-10 are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”

Sales Volumes, Prices and Revenues: Sales volumes for the fourth quarter of 2023 were 19,397 Boe/d (70% oil, 15% natural gas and 15% natural gas liquids (”NGLs”)), or 1,784,490 Boe, compared to 17,509 Boe/d (69% oil, 16% natural gas and 15% NGLs), or 1,610,857 Boe, for the third quarter of 2023, and 17,856 Boe/d (68% oil, 17% natural gas and 15% NGLs), or 1,642,715 Boe, in the fourth quarter of 2022. Fourth quarter 2023 sales volumes were near the high end of the Company’s guidance of 18,900 to 19,500 Boe/d. Fourth quarter 2023 sales volumes were comprised of 1,254,619 barrels (“Bbls”) of oil, 1,613,102 thousand cubic feet (“Mcf”) of natural gas and 261,020 Bbls of NGLs.
For the fourth quarter of 2023, the Company realized an average sales price of $77.33 per barrel of crude oil, $(0.12) per Mcf for natural gas and $11.92 per barrel of NGLs. The realized natural gas and NGL prices are impacted by a fee reduction to the value received. For the fourth quarter of 2023, the weighted average natural gas price per Mcf was $1.49 offset by a weighted average fee value per Mcf of ($1.61), and the weighted average NGL price per barrel was $19.99 offset by a weighted average fee of ($8.07) per barrel. The combined average realized sales price for the period was $56.01 per Boe, down 4% versus $58.16 per Boe for the third quarter of 2023, and down 8% from $60.69 per Boe in the fourth quarter of 2022. The average oil price differential the Company experienced from WTI NYMEX futures pricing in the fourth quarter of 2023 was a negative $0.92 per barrel of crude oil, while the average natural gas price differential from NYMEX futures pricing was a negative $3.12 per Mcf.
Revenues were $99.9 million for the fourth quarter of 2023 compared to $93.7 million for the third quarter of 2023 and $99.7 million for the fourth quarter of 2022. The 7% increase in fourth quarter 2023 revenues from the third quarter was driven by higher sales volumes partially offset by lower overall realized pricing.
Lease Operating Expense (“LOE”): LOE, which includes expensed workovers and facilities maintenance, was $18.7 million, or $10.50 per Boe, in the fourth quarter of 2023 versus $18.0 million, or $11.18 per Boe, in the third quarter of 2023 and $17.4 million, or $10.60 per Boe, for the fourth quarter of 2022. Fourth quarter 2023 LOE came in at the low end of the Company’s guidance range of $10.50 to $11.00 per Boe and Ring remains focused on driving continued efficiencies throughout its operations.
Gathering, Transportation and Processing (“GTP”) Costs: As previously disclosed, due to a contractual change effective May 1, 2022, the Company no longer maintains ownership and control of the majority of of its natural gas through processing. As a result, GTP costs are now reflected as a reduction to the natural gas sales price and not as an expense item. There remains only one contract in place with a natural gas processing entity where the point of control of gas dictates requiring the fees to be recorded as an expense.
Ad Valorem Taxes: Ad valorem taxes were $0.92 per Boe for the fourth quarter of 2023 compared to $1.10 per Boe in the third quarter of 2023 and $0.96 per Boe for the fourth quarter of 2022.
Production Taxes: Production taxes were $2.78 per Boe in the fourth quarter of 2023 compared to $2.95 per Boe in the third quarter of 2023 and $3.16 per Boe in fourth quarter of 2022. Production taxes ranged between 5.0% to 5.2% of revenue for all three periods.
Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $13.76 per Boe in the fourth quarter of 2023 versus $13.65 per Boe for the third quarter of 2023 and $12.71 per Boe in the fourth quarter of 2022. Asset retirement obligation accretion was $0.20 per Boe in the fourth quarter of 2023 compared to $0.22 per Boe for the third quarter of 2023 and fourth quarter of 2022.
General and Administrative Expenses (“G&A”): G&A was $8.2 million ($4.58 per Boe) for the fourth quarter of 2023 versus $7.1 million ($4.40 per Boe) for the third quarter of 2023 and $8.3 million ($5.08 per Boe) in the fourth quarter of 2022. G&A, excluding share-based compensation1, was $5.7 million for the fourth quarter of 2023 ($3.20 per Boe) versus $4.9 million for the third quarter of 2023 ($3.05 per Boe) and $6.1 million in the fourth quarter of 2022 ($3.74 per Boe). The fourth quarter and third quarter of 2023 included Transaction Costs of $0.4 million and $(0.2) million, respectively. Adjusting for Transaction Costs, fourth quarter 2023 G&A, excluding share-based compensation, was $3.00 per Boe compared to $3.15 per Boe for the third quarter of 2023 — a 5% decrease.
Interest Expense: Interest expense was $11.6 million in the fourth quarter of 2023 versus $11.4 million for the third quarter of 2023 and $9.5 million for the fourth quarter of 2022.
Derivative (Loss) Gain: In the fourth quarter of 2023, Ring recorded a net gain of $29.3 million on its commodity derivative contracts, including a realized $3.3 million cash commodity derivative loss and an unrealized $32.5 million non-cash commodity derivative gain. This compared to a net loss of $39.2 million in the third quarter of 2023, including a realized $5.4 million cash commodity derivative loss and an unrealized $33.9 million non-cash commodity derivative loss, and a net loss of $19.3 million in the fourth quarter of 2022, including a realized

$13.9 million cash commodity derivative loss and an unrealized $5.4 million non-cash commodity derivative loss.
A summary listing of the Company’s outstanding derivative positions at December 31, 2023 is included in the tables shown later in this release. A quarterly breakout is provided in the Company’s investor presentation.
For full year 2024, the Company currently has approximately 2.1 million barrels of oil (45% of oil sales guidance midpoint) hedged and 2.6 billion cubic feet of natural gas (43% of natural gas sales guidance midpoint) hedged.
Income Tax: The Company recorded a non-cash income tax provision of $7.9 million in the fourth quarter of 2023 versus a non-cash income tax benefit of $3.4 million in the third quarter of 2023 and a non-cash income tax provision of $2.5 million for the fourth quarter of 2022.
Balance Sheet and Liquidity: Total liquidity at the end of the fourth quarter of 2023 was $174.5 million, a 2% increase from September 30, 2023 and a 7% decrease from December 31, 2022. Liquidity at December 31, 2023 consisted of cash and cash equivalents of $0.3 million and $174.2 million of availability under Ring’s revolving credit facility, which includes a reduction of $0.8 million for letters of credit. On December 31, 2023, the Company had $425.0 million in borrowings outstanding on its revolving credit facility that has a current borrowing base of $600.0 million. Ring paid down $3 million of debt during the fourth quarter of 2023 and $30.0 million since the closing of the Founders Transaction. The Company is targeting further debt pay down during 2024 dependent on market conditions, the timing of capital spending and other considerations.
During the fourth quarter of 2023, Ring successfully reaffirmed the Company’s borrowing base of $600 million under its revolving credit facility. The next regularly scheduled bank redetermination is scheduled to occur during May 2024. Ring is currently in compliance with all applicable covenants under its revolving credit facility.
Capital Expenditures: During the fourth quarter of 2023, capital expenditures on an accrual basis were $38.8 million as compared to Ring’s previous guidance of $35 million to $40 million. The Company drilled four Hz wells (three in the CBP and one in NWS) and three vertical wells in the CBP and completed ten wells (six in the CBP and four in the NWS). Also included in fourth quarter 2023 capital spending were costs for capital workovers, infrastructure upgrades, and leasing costs.

For the year ended December 31, 2023, capital expenditures on an accrual basis were $152.0 million, which included costs to drill, complete and place on production 20 Hz wells (14 in the NWS and six in the CBP) and 11 vertical wells in the CBP. Included in full year 2023 capital spending were costs for capital workovers, infrastructure upgrades, recompletions, and leasing costs. Ring also participated in the drilling and completion of five non-operated wells in the NWS and CBP.
The table below sets forth Ring’s drilling and completions activities by quarter for 2023:

Quarter	Area	Wells Drilled	Wells Completed	Recompletions

1Q 2023	Northwest Shelf (Horizontal)	4	4	—
	Central Basin Platform (Horizontal)	—	—	—
	Central Basin Platform (Vertical)	3	3	6
	Total	7	7	6

2Q 2023	Northwest Shelf (Horizontal)	4	4	—
	Central Basin Platform (Horizontal)	—	—	—
	Central Basin Platform (Vertical)	2	2	3
	Total	6	6	3

3Q 2023	Northwest Shelf (Horizontal)	5	2	—
	Central Basin Platform (Horizontal)	3	3	—
	Central Basin Platform (Vertical)	3	3	—
	Total	11	8	—

4Q 2023	Northwest Shelf (Horizontal)	1	4	—
	Central Basin Platform (Horizontal)	3	3	—
	Central Basin Platform (Vertical)	3	3	—
	Total (1)	7	10	—

FY 2023	Northwest Shelf (Horizontal)	14	14	—
	Central Basin Platform (Horizontal)	6	6	—
	Central Basin Platform (Vertical)	11	11	9
	Total (1)	31	31	9
(1) Fourth quarter total and full year total do not include one SWD well completed in the Northwest Shelf.

Full Year 2023 Summary Financial Review
The Company reported net income for full year 2023 of $104.9 million, or $0.54 per diluted share, and Adjusted Net Income of $100.5 million, or $0.51 per diluted share. For full year 2022,

Ring reported net income of $138.6 million, or $0.98 per diluted share, and Adjusted Net Income of $107.5 million, or $0.76 per diluted share.
In full year 2023, the Company grew Adjusted EBITDA by 21% to a record $236.0 million from $195.2 million in 2022. Ring generated record Adjusted Free Cash Flow for full year 2023 of $45.3 million versus $34.8 million in 2022 — a 30% increase. For full year 2023, the Company grew Adjusted Cash Flow from Operations by 14% to $197.0 million from $172.9 million in 2022.
Revenues totaled $361.1 million for 2023 compared to $347.2 million in 2022, with the 4% increase driven by higher sales volumes partially offset by lower overall realized commodity prices.
Net sales for full year 2023 were a record 18,119 Boe/d, or 6,613,321 Boe, comprised of 4,579,942 Bbls of oil, 6,339,158 Mcf of natural gas, and 976,852 Bbls of NGLs. Full year 2022 net sales averaged 12,364 Boe/d, or 4,512,610 Boe, which included 3,459,840 Bbls of oil, 4,088,642 Mcf of natural gas, and 371,329 Bbls of NGLs. The increase in sales volumes was a direct result of a full year of production from the Stronghold Acquisition that closed in August 2022 and partial year impact from the Founders Acquisition that closed in August 2023, as well as strong organic growth from the Company’s targeted capital spending program.
For the full year 2023, the Company’s realized crude oil sales price was $76.21 per barrel, the natural gas sales price was $0.05 per Mcf, and the NGLs sales price was $11.95 per barrel. The combined average sales price for full year 2023 was $54.60 per Boe compared to $76.95 per Boe for full year 2022.
For the full year 2023, LOE was $70.2 million, or $10.61 per Boe, versus $47.7 million, or $10.57 per Boe, for full year 2022. The increase in LOE on an absolute basis was primarily associated with a 47% increase in production, as well as increased costs for goods and services due to higher activity levels.
For the full year 2023, G&A was $29.2 million, or $4.41 per Boe, compared to $27.1 million, or $6.00 per Boe for full year 2022. G&A, excluding share-based compensation, was $20.4 million, or $3.08 per Boe, compared to $19.9 million, or $4.42 per Boe for full year 2022. Excluding Transaction Costs, full year 2023 G&A, net of share-based compensation, was $3.01 per Boe — a 24% decrease from full year 2022.

2024 Capital Investment, Sales Volumes, and Operating Expense Guidance
In January, the Company commenced its 2024 development program that includes two rigs (one horizontal and one vertical) and is focused on slightly growing oil volumes while maintaining year-over-year overall production levels. The Company is utilizing a phased (versus continuous) capital drilling program in order to maximize free cash flow.
For full year 2024, Ring expects total capital spending of $135 million to $175 million that includes a balanced and capital efficient combination of drilling, completing and placing on production 18 to 24 Hz and 20 to 30 vertical wells across the Company’s asset portfolio. Additionally, the full year capital spending program includes funds for targeted well recompletions, capital workovers, infrastructure upgrades, reactivations, and leasing costs, as well as non-operated drilling, completion, and capital workovers.
All projects and estimates are based on assumed WTI oil prices of $70 to $90 per barrel and Henry Hub prices of $2.00 to $3.00 per Mcf. As in the past, Ring has designed its spending program with flexibility to respond to changes in commodity prices and other market conditions as appropriate.
Based on the $155 million mid-point of spending guidance, the Company expects the following estimated allocation of capital investment, including:
•73% for drilling, completion, and related infrastructure;
•24% for recompletions and capital workovers; and
•3% for land, environmental and emission reducing upgrades, and non-operated capital.
The Company remains focused on continuing to generate Adjusted Free Cash Flow. All 2024 planned capital expenditures will be fully funded by cash on hand and cash from operations, and excess Adjusted Free Cash Flow is currently targeted for further debt reduction.
The Company currently forecasts full year 2024 oil sales volumes of 12,600 to 13,300 Bo/d compared with full year 2023 oil sales volumes of 12,548 Bo/d, with the mid-point of guidance reflecting a 3% increase.
The guidance in the table below represents the Company's current good faith estimate of the range of likely future results for the first quarter and full year of 2024. Guidance could be affected by the factors discussed below in the "Safe Harbor Statement" section.

	Q1	FY
	2024	2024

Sales Volumes:
Total Oil (Bo/d)	12,420-12,765	12,600-13,300
Mid Point for Oil (Bo/d)	12,593	12,950
Total (Boe/d)	18,000-18,500	18,000-19,000
Oil (%)	69%	70%
NGLs (%)	15%	15%
Gas (%)	16%	15%

Capital Program:
Capital spending(1) (millions)	$37-$42	$135-$175
Mid Point (millions)	$39.5	$155
Hz wells drilled	4-5	18-24
Vertical wells drilled	4-6	20-30
Wells completed and online	8-11	38-54

Operating Expenses:
LOE (per Boe)	$10.75-$11.25	$10.50-$11.50
(1) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well recompletions, capital workovers, infrastructure upgrades and well reactivations. Also included is anticipated spending for leasing costs, and non-operated drilling, completion, and capital workovers.
Year-End 2023 Proved Reserves
The Company's year-end 2023 SEC proved reserves were 129.8 MMBoe compared to 138.1 MMBoe at year-end 2022. During 2023, Ring recorded reserve additions of 8.2 MMBoe for acquisitions and 4.8 MMBoe for extensions, discoveries and improved recovery. Offsetting these additions were 5.7 MMBoe related to the sale of non-core assets, 6.6 MMBoe of production, 5.3 MMBoe for reductions in year-over-year pricing, and 3.7 MMBoe related to changes in performance and other economic factors.
The SEC twelve-month first day of the month average prices used for year-end 2023 were $74.70 per barrel of crude oil and $2.637 per MMBtu of natural gas, both before adjustment for quality, transportation, fees, energy content, and regional price differentials, while for year-end 2022 they were $90.15 per barrel of crude oil and $6.358 per MMBtu of natural gas.
Year-end 2023 SEC proved reserves were comprised of approximately 63% crude oil, 19% natural gas, and 18% natural gas liquids. At year end, approximately 68% of 2023 proved reserves were classified as proved developed and 32% as proved undeveloped. This is compared to year-end 2022 when approximately 65% of proved reserves were classified as proved developed and 35% were classified as proved undeveloped.
The PV-10 value at year-end 2023 was $1,647.0 million versus $2,773.7 million at the end of 2022.

	Oil (Bbl)	Gas (Mcf)	Natural Gas Liquids (Bbl)	Net (Boe)	PV-10(1)

Balance, December 31, 2022	88,704,743	157,870,449	23,105,658	138,122,143	$2,773,656,500

Purchase of minerals in place	6,543,640	3,372,965	1,089,382	8,195,183
Extensions, discoveries and improved recovery	3,098,845	4,113,480	1,014,343	4,798,768
Sales of minerals in place	(4,897,921)	(2,674,955)	(392,953)	(5,736,700)
Production	(4,579,942)	(6,339,158)	(976,852)	(6,613,320)
Revisions of previous quantity estimates	(6,728,088)	(9,946,459)	(621,014)	(9,006,845)

Balance, December 31, 2023	82,141,277	146,396,322	23,218,564	129,759,229	$1,647,031,127
(1) PV-10 includes provision for plug and abandonment (“P&A”) less salvage, and excludes the full provision for asset retirement obligations or any provision for income taxes. This is a non-GAAP financial measure as defined by the SEC and is derived from the Standardized Measure of Discounted Futures Net Cash Flows, which is the most directly comparable generally accepted accounting principles (“GAAP”) measure.
In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2023 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average commodity price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the year ended December 31, 2023. The SEC average prices used for year-end 2023 were $74.70 per barrel of crude oil (WTI) and $2.637 per MMBtu of natural gas (Henry Hub), both before adjustment for quality, transportation, fees, energy content, and regional price differentials. Such prices were held constant throughout the estimated lives of the reserves. Future production and development costs are based on year-end costs with no escalations.
Standardized Measure of Discounted Future Net Cash Flows
Ring’s standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and changes in the standardized measure as described below were prepared in accordance with GAAP.

As of December 31,	2023	2022

Future cash inflows	$6,622,410,752	$9,871,961,000
Future production costs	(2,413,303,488)	(2,751,896,250)
Future development costs (1)	(562,063,424)	(647,196,750)
Future income taxes	(548,664,988)	(1,142,147,641)
Future net cash flows	3,098,378,852	5,330,720,359
10% annual discount for estimated timing of cash flows	(1,699,193,661)	(3,058,606,841)

Standardized Measure of Discounted Future Net Cash Flows	$1,399,185,191	$2,272,113,518
(1) Future development costs include not only development costs but also future asset retirement costs.

Reconciliation of PV-10 to Standardized Measure
PV-10 is derived from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”), which is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies without regard to the specific tax characteristics of such entities. Moreover, GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves or for reserves calculated using prices other than SEC prices. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to represent the fair value of our oil and natural gas reserves.
The following table reconciles the PV-10 value of the Company’s estimated proved reserves as of December 31, 2023 to the Standardized Measure:

SEC Pricing Proved Reserves
Standardized Measure Reconciliation
Present Value of Estimated Future Net Revenues (PV-10)	$1,647,031,127
Future Income Taxes, Discounted at 10%	247,845,936
Standardized Measure of Discounted Future Net Cash Flows	$1,399,185,191

Conference Call Information
Ring will hold a conference call on Friday, March 8, 2024 at 11:00 a.m. ET to discuss its fourth quarter and full year 2023 operational and financial results. An updated investor presentation will be posted to the Company’s website prior to the conference call.
To participate in the conference call, interested parties should dial 833-953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy Fourth Quarter and Full Year 2023 Earnings Conference Call”. International callers may participate by dialing 412-317-5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “News & Events” page. An audio replay will also be available on the Company’s website following the call.
About Ring Energy, Inc.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.
Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “guidance,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base and interest rates under the Company’s credit facility; Ring’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; the impacts of hedging on results of operations; and Ring’s ability to replace oil and natural gas reserves. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2023, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company. Should one or more of the risks or uncertainties described in this release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this release are expressly qualified in their entirety by this safe harbor statement. This safe harbor statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Ring undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.
Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com

RING ENERGY, INC.
Condensed Statements of Operations

	(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

Oil, Natural Gas, and Natural Gas Liquids Revenues	$99,942,718	$93,681,798	$99,697,682	$361,056,001	$347,249,537

Costs and Operating Expenses
Lease operating expenses	18,732,082	18,015,348	17,411,645	70,158,227	47,695,351
Gathering, transportation and processing costs	464,558	(4,530)	(16,223)	457,573	1,830,024
Ad valorem taxes	1,637,722	1,779,163	1,570,039	6,757,841	4,670,617
Oil and natural gas production taxes	4,961,768	4,753,289	5,186,644	18,135,336	17,125,982
Depreciation, depletion and amortization	24,556,654	21,989,034	20,885,774	88,610,291	55,740,767
Asset retirement obligation accretion	351,786	354,175	365,747	1,425,686	983,432
Operating lease expense	175,090	138,220	113,138	541,801	363,908
General and administrative expense (including share-based compensation)	8,164,799	7,083,574	8,346,896	29,188,755	27,095,323

Total Costs and Operating Expenses	59,044,459	54,108,273	53,863,660	215,275,510	155,505,404

Income (Loss) from Operations	40,898,259	39,573,525	45,834,022	145,780,491	191,744,133

Other Income (Expense)
Interest income	96,984	80,426	—	257,155	4
Interest (expense)	(11,603,892)	(11,381,754)	(9,468,684)	(43,926,732)	(23,167,729)
Gain (loss) on derivative contracts	29,250,352	(39,222,755)	(19,330,689)	2,767,162	(21,532,659)
Gain (loss) on disposal of assets	44,981	—	—	(87,128)	—
Other income	72,725	—	—	198,935	—
Net Other Income (Expense)	17,861,150	(50,524,083)	(28,799,373)	(40,790,608)	(44,700,384)

Income (Loss) Before Provision for Income Taxes	58,759,409	(10,950,558)	17,034,649	104,989,883	147,043,749

Benefit from (Provision for) Income Taxes	(7,862,930)	3,411,336	(2,541,980)	(125,242)	(8,408,724)

Net Income (Loss)	$50,896,479	$(7,539,222)	$14,492,669	$104,864,641	$138,635,025

Basic Earnings (Loss) per share	$0.26	$(0.04)	$0.09	$0.55	$1.14
Diluted Earnings (Loss) per share	$0.26	$(0.04)	$0.08	$0.54	$0.98

Basic Weighted-Average Shares Outstanding	195,687,725	195,361,476	162,743,445	190,589,143	121,264,175
Diluted Weighted-Average Shares Outstanding	197,848,812	195,361,476	178,736,799	195,364,850	141,754,668

RING ENERGY, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

Net sales volumes:
Oil (Bbls)	1,254,619	1,106,531	1,121,371	4,579,942	3,459,840
Natural gas (Mcf)(1)	1,613,102	1,567,104	1,680,401	6,339,158	4,088,642
Natural gas liquids (Bbls)(1)	261,020	243,142	241,277	976,852	371,329
Total oil, natural gas and natural gas liquids (Boe)(2)	1,784,490	1,610,857	1,642,715	6,613,321	4,512,610

% Oil	70%	69%	68%	69%	77%
% Natural gas	15%	16%	17%	16%	15%
% Natural gas liquids	15%	15%	15%	15%	8%

Average daily sales volumes:
Oil (Bbls/d)	13,637	12,028	12,189	12,548	9,479
Natural gas (Mcf/d)(1)	17,534	17,034	18,265	17,368	11,202
Natural gas liquids (Bbls/d)(1)	2,837	2,643	2,623	2,676	1,017
Average daily equivalent sales (Boe/d)	19,397	17,509	17,856	18,119	12,364

Average realized sales prices:
Oil ($/Bbl)	77.33	81.69	81.62	76.21	92.80
Natural gas ($/Mcf)(1)	-0.12	0.36	2.39	0.05	4.57
Natural gas liquids ($/Bbls)(1)	11.92	11.22	17.21	11.95	20.18
Barrel of oil equivalent ($/Boe)	56.01	58.16	60.69	54.60	76.95

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	10.50	11.18	10.60	10.61	10.57
Gathering, transportation and processing costs	0.26	0.00	-0.01	0.07	0.41
Ad valorem taxes	0.92	1.10	0.96	1.02	1.04
Oil and natural gas production taxes	2.78	2.95	3.16	2.74	3.80
Depreciation, depletion and amortization	13.76	13.65	12.71	13.40	12.35
Asset retirement obligation accretion	0.20	0.22	0.22	0.22	0.22
Operating lease expense	0.10	0.09	0.07	0.08	0.08
G&A (including share-based compensation)	4.58	4.40	5.08	4.41	6.00
G&A (excluding share-based compensation)	3.20	3.05	3.74	3.08	4.42
G&A (excluding share-based compensation and transaction costs)	3.00	3.15	3.14	3.01	3.94

(1) Beginning July 1, 2022, revenues were reported on a three-stream basis, separately reporting crude oil, natural gas, and natural gas liquids volumes and sales. For periods prior to July 1, 2022, volumes and sales for natural gas liquids were presented with natural gas.

(2) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding.) The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, natural gas, and natural gas liquids may differ significantly.

RING ENERGY, INC.
Condensed Balance Sheets

As of December 31,	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$296,384	$3,712,526
Accounts receivable	38,965,002	42,448,719
Joint interest billing receivables, net	2,422,274	983,802
Derivative assets	6,215,374	4,669,162
Inventory	6,136,935	9,250,717
Prepaid expenses and other assets	1,874,850	2,101,538
Total Current Assets	55,910,819	63,166,464
Properties and Equipment
Oil and natural gas properties, full cost method	1,663,548,249	1,463,838,595
Financing lease asset subject to depreciation	3,896,316	3,019,476
Fixed assets subject to depreciation	3,228,793	3,147,125
Total Properties and Equipment	1,670,673,358	1,470,005,196
Accumulated depreciation, depletion and amortization	(377,252,572)	(289,935,259)
Net Properties and Equipment	1,293,420,786	1,180,069,937
Operating lease asset	2,499,592	1,735,013
Derivative assets	11,634,714	6,129,410
Deferred financing costs	13,030,481	17,898,973
Total Assets	$1,376,496,392	$1,268,999,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$104,064,124	$111,398,268
Financing lease liability	956,254	709,653
Operating lease liability	568,176	398,362
Derivative liabilities	7,520,336	13,345,619
Notes payable	533,734	499,880
Deferred cash payment	—	14,807,276
Asset retirement obligations	165,642	635,843
Total Current Liabilities	113,808,266	141,794,901

Non-current Liabilities
Deferred income taxes	8,552,045	8,499,016
Revolving line of credit	425,000,000	415,000,000
Financing lease liability, less current portion	906,330	1,052,479
Operating lease liability, less current portion	2,054,041	1,473,897
Derivative liabilities	11,510,368	10,485,650
Asset retirement obligations	28,082,442	29,590,463
Total Liabilities	589,913,492	607,896,406
Commitments and contingencies
Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - $0.001 par value; 450,000,000 shares authorized; 196,837,001 shares and 175,530,212 shares issued and outstanding, respectively	196,837	175,530
Additional paid-in capital	795,834,675	775,241,114
Accumulated deficit	(9,448,612)	(114,313,253)
Total Stockholders’ Equity	786,582,900	661,103,391
Total Liabilities and Stockholders' Equity	$1,376,496,392	$1,268,999,797

RING ENERGY, INC.
Condensed Statements of Cash Flows

	(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Cash Flows From Operating Activities
Net income (loss)	$50,896,479	$(7,539,222)	$14,492,669	$104,864,641	$138,635,025
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	24,556,654	21,989,034	20,885,774	88,610,291	55,740,767
Asset retirement obligation accretion	351,786	354,175	365,747	1,425,686	983,432
Amortization of deferred financing costs	1,221,479	1,258,466	1,222,400	4,920,714	2,706,021
Share-based compensation	2,458,682	2,170,735	2,198,043	8,833,425	7,162,231
Bad debt expense	92,142	19,656	242,247	134,007	242,247
Deferred income tax expense (benefit)	7,735,437	(3,585,002)	2,890,984	(425,275)	8,720,992
Excess tax expense (benefit) related to share-based compensation	319,541	7,886	(312,268)	478,304	(312,268)
(Gain) loss on derivative contracts	(29,250,352)	39,222,755	19,330,689	(2,767,162)	21,532,659
Cash received (paid) for derivative settlements, net	(3,255,192)	(5,350,798)	(13,932,072)	(9,084,920)	(62,525,954)
Changes in operating assets and liabilities:
Accounts receivable	6,825,601	(14,419,854)	4,086,757	1,154,085	(17,214,150)
Inventory	(588,100)	1,778,460	(5,597,845)	3,113,782	(5,597,845)
Prepaid expenses and other assets	158,163	1,028,203	1,145,031	226,688	(1,163,509)
Accounts payable	(4,952,335)	18,562,202	16,816,386	(1,451,422)	50,808,461
Settlement of asset retirement obligation	(836,778)	(105,721)	(193,036)	(1,862,385)	(2,741,380)
Net Cash Provided by Operating Activities	55,733,207	55,390,975	63,641,506	198,170,459	196,976,729

Cash Flows From Investing Activities
Payments for the Stronghold Acquisition	—	—	5,535,839	(18,511,170)	(177,823,787)
Payments for the Founders Acquisition	(12,324,388)	(49,902,757)	—	(62,227,145)	—
Payments to purchase oil and natural gas properties	(557,323)	(726,519)	(352,012)	(2,162,585)	(1,563,703)
Payments to develop oil and natural gas properties	(39,563,282)	(40,444,810)	(45,556,105)	(152,559,314)	(129,332,155)
Payments to acquire or improve fixed assets subject to depreciation	(282,519)	(183,904)	(161,347)	(492,317)	(319,945)
Sale of fixed assets subject to depreciation	(1)	—	—	332,229	134,600
Proceeds from divestiture of oil and natural gas properties	1,500,000	—	(1,366)	1,554,558	23,700
Proceeds from sale of Delaware properties	(7,993)	(384,225)	—	7,600,699	—
Proceeds from sale of New Mexico properties	(420,745)	4,312,502	—	3,891,757	—
Net Cash Used in Investing Activities	(51,656,251)	(87,329,713)	(40,534,991)	(222,573,288)	(308,881,290)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	46,000,000	94,500,000	44,000,000	225,000,000	636,000,000
Payments on revolving line of credit	(49,000,000)	(63,500,000)	(64,000,000)	(215,000,000)	(511,000,000)
Proceeds from issuance of common stock from warrant exercises	—	—	640,000	12,301,596	8,203,126
Payments for taxes withheld on vested restricted shares, net	(225,788)	(18,302)	(256,715)	(520,153)	(521,199)
Proceeds from notes payable	72,442	—	78,051	1,637,513	1,323,354
Payments on notes payable	(488,776)	(462,606)	(455,802)	(1,603,659)	(1,409,884)
Payment of deferred financing costs	(52,222)	—	(129,026)	(52,222)	(18,891,528)
Reduction of financing lease liabilities	(224,809)	(191,748)	(161,064)	(776,388)	(495,098)
Net Cash Provided by (Used in) Financing Activities	(3,919,153)	30,327,344	(20,284,556)	20,986,687	113,208,771

Net Increase (Decrease) in Cash	157,803	(1,611,394)	2,821,959	(3,416,142)	1,304,210
Cash at Beginning of Period	138,581	1,749,975	890,567	3,712,526	2,408,316
Cash at End of Period	$296,384	$138,581	$3,712,526	$296,384	$3,712,526

RING ENERGY, INC.
Financial Commodity Derivative Positions
As of December 31, 2023

The following table reflects the prices of contracts outstanding as of December 31, 2023 (Quantities are in barrels of the oil derivative contracts and in million British thermal units (MMBtu) for the natural gas derivative contracts):

	Oil Hedges (WTI)
	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025

Swaps:
Hedged volume (Bbl)	170,625	156,975	282,900	368,000	—	—	184,000	—
Weighted average swap price	$67.40	$66.40	$65.49	$68.43	$—	$—	$73.35	$—

Deferred premium puts:
Hedged volume (Bbl)	45,500	45,500	—	—	—	—	—	—
Weighted average strike price	$84.70	$82.80	$—	$—	$—	$—	$—	$—
Weighted average deferred premium price	$17.15	$17.49	$—	$—	$—	$—	$—	$—

Two-way collars:
Hedged volume (Bbl)	371,453	334,947	230,000	128,800	474,750	464,100	225,400	404,800
Weighted average put price	$64.27	$64.32	$64.00	$60.00	$57.06	$60.00	$65.00	$60.00
Weighted average call price	$79.92	$79.16	$76.50	$73.24	$75.82	$69.85	$78.91	$75.68

	Gas Hedges (Henry Hub)
	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025

NYMEX Swaps:
Hedged volume (MMBtu)	101,615	138,053	121,587	644,946	616,199	591,725	285,200	—
Weighted average swap price	$3.62	$3.61	$3.59	$4.45	$3.78	$3.43	$3.73	$—

Two-way collars:
Hedged volume (MMBtu)	417,000	605,150	584,200	27,600	27,000	27,300	308,200	598,000
Weighted average put price	$3.94	$3.94	$3.94	$3.00	$3.00	$3.00	$3.00	$3.00
Weighted average call price	$6.15	$6.16	$6.17	$4.15	$4.15	$4.15	$4.75	$4.15

	Oil Hedges (basis differential)
	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025

Argus basis swaps:
Hedged volume (Bbl)	240,000	364,000	368,000	368,000	270,000	273,000	276,000	276,000
Weighted average spread price (1)	$1.15	$1.15	$1.15	$1.15	$1.00	$1.00	$1.00	$1.00

(1) The oil basis swap hedges are calculated as the fixed price (weighted average spread price above) less the difference between WTI Midland and WTI Cushing, in the issue of Argus Americas Crude.

RING ENERGY, INC.
Non-GAAP Information

Certain financial information included in this release are not measures of financial performance recognized by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Adjusted Free Cash Flow” or “AFCF,” “Adjusted Cash Flow from Operations” or “ACFFO,” “G&A Excluding Share-Based Compensation,” “G&A Excluding Share-Based Compensation and Transaction Costs,” “Leverage Ratio,” “Current Ratio,” “Cash Return on Capital Employed” or “CROCE,” and “All-In Cash Operating Costs.” Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine certain of the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Adjusted Net Income

“Adjusted Net Income” is calculated as net income (loss) minus the estimated after-tax impact of share-based compensation, ceiling test impairment, unrealized gains and losses on changes in the fair value of derivatives, and related transaction costs. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current period to prior periods. The Company believes that the presentation of Adjusted Net Income provides useful information to investors as it is one of the metrics management uses to assess the Company’s ongoing operating and financial performance, and also is a useful metric for investors to compare our results with our peers.

	(Unaudited for All Periods)
	Three Months Ended						Twelve Months Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2023		2023		2022		2023		2022
	Total	Per share - diluted	Total	Per share - diluted	Total	Per share - diluted	Total	Per share - diluted	Total	Per share - diluted
Net Income (Loss)	$50,896,479	$0.26	$(7,539,222)	$(0.04)	$14,492,669	$0.08	$104,864,641	$0.54	$138,635,025	$0.98

Share-based compensation	2,458,682	0.01	2,170,735	0.01	2,198,043	0.01	8,833,425	0.05	7,162,231	0.05
Unrealized loss (gain) on change in fair value of derivatives	(32,505,544)	(0.16)	33,871,957	0.17	5,398,617	0.03	(11,852,082)	(0.07)	(40,993,295)	(0.29)
Transaction costs - executed A&D	354,616	—	(157,641)	—	993,027	0.01	417,166	—	2,135,990	0.02
Tax impact on adjusted items	(35,631)	—	(2,059,802)	(0.01)	(1,281,788)	(0.01)	(1,788,248)	(0.01)	536,088	—

Adjusted Net Income	$21,168,602	$0.11	$26,286,027	$0.13	$21,800,568	$0.12	$100,474,902	$0.51	$107,476,039	$0.76

Diluted Weighted-Average Shares Outstanding	197,848,812		195,361,476		178,736,799		195,364,850		141,754,668

Adjusted Net Income per Diluted Share	$0.11		$0.13		$0.12		$0.51		$0.76

Reconciliation of Net Income (Loss) to Adjusted EBITDA
The Company defines “Adjusted EBITDA” as net income (loss) plus net interest expense, unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion, transaction costs for executed acquisitions and divestitures (A&D), share-based compensation, loss (gain) on disposal of assets, and backing out the effect of other income. Company management believes Adjusted EBITDA is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

Net Income (Loss)	$50,896,479	$(7,539,222)	$14,492,669	$104,864,641	$138,635,025

Interest expense, net	11,506,908	11,301,328	9,468,684	43,669,577	23,167,729
Unrealized loss (gain) on change in fair value of derivatives	(32,505,544)	33,871,957	5,398,617	(11,852,082)	(40,993,295)
Income tax (benefit) expense	7,862,930	(3,411,336)	2,541,980	125,242	8,408,724
Depreciation, depletion and amortization	24,556,654	21,989,034	20,885,774	88,610,291	55,740,767
Asset retirement obligation accretion	351,786	354,175	365,747	1,425,686	983,432
Transaction costs - executed A&D	354,616	(157,641)	993,027	417,166	2,135,990
Share-based compensation	2,458,682	2,170,735	2,198,043	8,833,425	7,162,231
Loss (gain) on disposal of assets	(44,981)	—	—	87,128	—
Other income	(72,725)	—	—	(198,935)	—

Adjusted EBITDA	$65,364,805	$58,579,030	$56,344,541	$235,982,139	$195,240,603

Adjusted EBITDA Margin	65%	63%	57%	65%	56%

Reconciliations of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted EBITDA to Adjusted Free Cash Flow

The Company defines “Adjusted Free Cash Flow” or “AFCF” as Net Cash Provided by Operating Activities less changes in operating assets and liabilities (as reflected on our statements of cash flows); plus transaction costs for executed acquisitions and divestitures; current tax expense (benefit); proceeds from divestitures of equipment for oil and natural gas properties; loss (gain) on disposal of assets; and less capital expenditures; bad debt expense; and other income. For this purpose, our definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and lease maintenance costs) but excludes acquisition costs of oil and gas properties from third parties that are not included in our capital expenditures guidance provided to investors. Our management believes that Adjusted Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of our current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. Other companies may use different definitions of Adjusted Free Cash Flow.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

Net Cash Provided by Operating Activities	$55,733,207	$55,390,975	$63,641,506	$198,170,459	$196,976,729
Adjustments - Condensed Statements of Cash Flows
Changes in operating assets and liabilities	(606,551)	(6,843,290)	(16,257,293)	(1,180,748)	(24,091,577)
Transaction costs - executed A&D	354,616	(157,641)	993,027	417,166	2,135,990
Income tax expense (benefit) - current	(192,048)	165,780	(36,736)	72,213	—
Capital expenditures	(38,817,080)	(42,398,484)	(42,618,754)	(151,969,735)	(140,051,159)
Proceeds from divestiture of equipment for oil and natural gas properties	—	—	(1,366)	54,558	23,700
Bad debt expense	(92,142)	(19,656)	(242,247)	(134,007)	(242,247)
Loss (gain) on disposal of assets	(44,981)	—	—	87,128	—
Other income	(72,725)	—	—	(198,935)	—

Adjusted Free Cash Flow	$16,262,296	$6,137,684	$5,478,137	$45,318,099	$34,751,436

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

Adjusted EBITDA	$65,364,805	$58,579,030	$56,344,541	$235,982,139	$195,240,603

Net interest expense (excluding amortization of deferred financing costs)	(10,285,429)	(10,042,862)	(8,246,284)	(38,748,863)	(20,461,708)
Capital expenditures	(38,817,080)	(42,398,484)	(42,618,754)	(151,969,735)	(140,051,159)
Proceeds from divestiture of oil and natural gas properties	—	—	(1,366)	54,558	23,700

Adjusted Free Cash Flow	$16,262,296	$6,137,684	$5,478,137	$45,318,099	$34,751,436

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Cash Flow from Operations

The Company defines “Adjusted Cash Flow from Operations” or “ACFFO” as Net Cash Provided by Operating Activities, per the Condensed Statements of Cash Flows, less the changes in operating assets and liabilities, including accounts receivable, inventory, prepaid expenses and other assets, accounts payable, and settlement of asset retirement obligation, which are subject to variation due to the nature of the Company’s operations. Accordingly, the Company believes this non-GAAP measure is useful to investors because it is used often in its industry and allows investors to compare this metric to other companies in its peer group as well as the E&P sector.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

Net Cash Provided by Operating Activities	$55,733,207	$55,390,975	$63,641,506	$198,170,459	$196,976,729

Changes in operating assets and liabilities	(606,551)	(6,843,290)	(16,257,293)	(1,180,748)	(24,091,577)

Adjusted Cash Flow from Operations	$55,126,656	$48,547,685	$47,384,213	$196,989,711	$172,885,152

Reconciliation of General and Administrative Expense (G&A) to G&A Excluding Share-Based Compensation and Transaction Costs

The following table presents a reconciliation of General and Administrative Expense (G&A), a GAAP measure, to G&A excluding share-based compensation, and G&A excluding share-based compensation and transaction costs.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

General and administrative expense (G&A)	$8,164,799	$7,083,574	$8,346,896	$29,188,755	$27,095,323
Shared-based compensation	2,458,682	2,170,735	2,198,043	8,833,425	7,162,231
G&A excluding share-based compensation	5,706,117	4,912,839	6,148,853	20,355,330	19,933,092
Transaction costs - executed A&D	354,616	(157,641)	993,027	417,166	2,135,990
G&A excluding share-based compensation and transaction costs	$5,351,501	$5,070,480	$5,155,826	$19,938,164	$17,797,102

Calculation of Leverage Ratio

“Leverage” or the “Leverage Ratio” is calculated under our existing senior revolving credit facility and means as of any date, the ratio of (i) our consolidated total debt as of such date to (ii) our Consolidated EBITDAX for the four consecutive fiscal quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under our existing senior revolving credit facility; provided that for the purposes of the definition of ‘Leverage Ratio’, (a) for the fiscal quarter ended September 30, 2022, Consolidated EBITDAX is calculated by multiplying Consolidated EBITDAX for such fiscal quarter by four, (b) for the fiscal quarter ended December 31, 2022, Consolidated EBITDAX is calculated by multiplying Consolidated EBITDAX for the two fiscal quarter periods ended on December 31, 2022 by two, (c) for the fiscal quarter ended March 31, 2023, Consolidated EBITDAX is calculated by multiplying Consolidated EBITDAX for the three fiscal quarter period ended on March 31, 2023 by four-thirds, and (d) for each fiscal quarter thereafter, Consolidated EBITDAX will be calculated by adding Consolidated EBITDAX for the four consecutive fiscal quarters ending on such date.

The Company defines “Consolidated EBITDAX” in accordance with our existing senior revolving credit facility and it means for any period an amount equal to the sum of (i) consolidated net income (loss) for such period plus (ii) to the extent deducted in determining consolidated net income for such period, and without duplication, (A) consolidated interest expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation, depletion and amortization determined on a consolidated basis in accordance with GAAP, (D) exploration expenses determined on a consolidated basis in accordance with GAAP, and (E) all other non-cash charges acceptable to our senior revolving credit facility administrative agent determined on a consolidated basis in accordance with GAAP, in each case for such period minus (iii) all noncash income added to consolidated net income (loss) for such period; provided that, for purposes of calculating compliance with the financial covenants set forth in our senior revolving credit facility, to the extent that during such period we shall have consummated an acquisition permitted by the senior revolving credit facility or any sale, transfer or other disposition of any person, business, property or assets permitted by the senior revolving credit facility, Consolidated EBITDAX will be calculated on a pro forma basis with respect to such person, business, property or assets so acquired or disposed of.

Also set forth in our existing senior revolving credit facility is the maximum permitted Leverage Ratio of 3.00. The following table shows the leverage ratio calculation for the Company’s most recent fiscal quarter.

	(Unaudited)
	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Last Four Quarters
	2023	2023	2023	2023
Consolidated EBITDAX Calculation:
Net Income (Loss)	$32,715,779	$28,791,605	$(7,539,222)	$50,896,479	$104,864,641
Plus: Interest expense	10,390,279	10,471,062	11,301,328	11,506,908	43,669,577
Plus: Income tax provision (benefit)	2,029,943	(6,356,295)	(3,411,336)	7,862,930	125,242
Plus: Depreciation, depletion and amortization	21,271,671	20,792,932	21,989,034	24,556,654	88,610,291
Plus: non-cash charges acceptable to Administrative Agent	(7,823,887)	(470,875)	36,396,867	(29,695,076)	(1,592,971)
Consolidated EBITDAX	$58,583,785	$53,228,429	$58,736,671	$65,127,895	$235,676,780
Plus: Pro Forma Acquired Consolidated EBITDAX	$15,385,792	$9,542,529	$4,810,123	$—	$29,738,444
Less: Pro Forma Divested Consolidated EBITDAX	(1,346,877)	(357,122)	(672,113)	(67,092)	(2,443,204)
Pro Forma Consolidated EBITDAX	$72,622,700	$62,413,836	$62,874,681	$65,060,803	$262,972,020

Non-cash charges acceptable to Administrative Agent:
Asset retirement obligation accretion	$365,847	$353,878	$354,175	$351,786
Unrealized loss (gain) on derivative assets	(10,133,430)	(3,085,065)	33,871,957	(32,505,544)
Share-based compensation	1,943,696	2,260,312	2,170,735	2,458,682
Total non-cash charges acceptable to Administrative Agent	$(7,823,887)	$(470,875)	$36,396,867	$(29,695,076)

	As of
	December 31,
	2023
Leverage Ratio Covenant:
Revolving line of credit	$425,000,000
Pro Forma Consolidated EBITDAX	262,972,020
Leverage Ratio	1.62
Maximum Allowed	≤ 3.00x
Calculation of Current Ratio

The “Current Ratio” is calculated under our existing senior revolving credit facility and means as of any date, the ratio of (i) our Current Assets as of such date to (ii) our Current Liabilities as of such date. Based on its credit agreement, the Company defines Current Assets as all current assets, excluding non-cash assets under Accounting Standards Codification (“ASC”) 815, plus the unused line of credit. The Company’s non-cash current assets include the derivative asset marked to market value. Based on its credit agreement, the Company defines Current Liabilities as all liabilities, in accordance with GAAP, which are classified as current liabilities, including all indebtedness payable on demand or within one year, all accruals for federal or other taxes payable within such year, but excluding current portion of long-term debt required to be paid within one year, the aggregate outstanding principal balance and non-cash obligations under ASC 815.

Also set forth in our existing senior revolving credit facility is the minimum permitted Current Ratio of 1.00. The following table shows the current ratio calculation for the Company’s most recent fiscal quarter.

As of
December 31,
2023
Current Assets	55,910,819
Less: Current derivative assets	6,215,374
Current Assets per Covenant	49,695,445
Revolver Availability (Facility less debt less LCs)	174,239,562
Current Assets per Covenant	223,935,007

Current Liabilities	113,808,266
Less: Current financing lease liability	956,254
Less: Current operating lease liability	568,176
Less: Current derivative liabilities	7,520,336
Current Liabilities per Covenant	104,763,500

Current Ratio	2.14
Minimum Allowed	> or = 1.00x

Calculation of Cash Return on Capital Employed

The Company defines “Return on Capital Employed” or “CROCE” as Adjusted Cash Flow from Operations divided by average debt and shareholder equity for the period. Management believes that CROCE is useful to investors as a performance measure when comparing our profitability and the efficiency with which management has employed capital over time relative to other companies. CROCE is not considered to be an alternative to net income reported in accordance with GAAP.

CROCE (Cash Return on Capital Employed):	As of and for the
	twelve months ended
	December 31,	December 31,	December 31,
	2023	2022	2021

Total long term debt (i.e. revolving line of credit)	$425,000,000	$415,000,000	$290,000,000
Total stockholders' equity	$786,582,900	$661,103,391	$300,624,207

Average debt	$420,000,000	$352,500,000	$301,500,000
Average stockholders' equity	723,843,146	480,863,799	297,695,010
Average debt and stockholders' equity	1,143,843,146	833,363,799	599,195,010

Net Cash Provided by Operating Activities	$198,170,459	$196,976,729	$72,731,212
Less change in WC (Working Capital)	1,180,748	24,091,577	3,236,824
Adjusted Cash Flows From Operations (ACFFO)	$196,989,711	$172,885,152	$69,494,388

CROCE (ACFFO)/(Average D+E)	17.2%	20.7%	11.6%

All-In Cash Operating Costs

The Company defines All-In Cash Operating Costs, a non-GAAP financial measure, as “all in cash” costs including lease operating expenses, G&A costs excluding share-based compensation (“cash G&A”), interest expense, workovers and other operating expenses, production taxes, ad valorem taxes, and gathering/transportation costs. Management believes that this metric provides useful additional information to investors to assess the Company’s operating costs in comparison to its peers, which may vary from company to company.

	(Unaudited for All Periods)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
All-In Cash Operating Costs:
Lease operating expenses (including workovers)	18,732,082	18,015,348	17,411,645	70,158,227	47,695,351
G&A excluding share-based compensation	5,706,117	4,912,839	6,148,853	20,355,330	19,933,092
Net interest expense (excluding amortization of deferred financing costs)	10,285,429	10,042,862	8,246,284	38,748,863	20,461,704
Operating lease expense	175,090	138,220	113,138	541,801	363,908
Oil and natural gas production taxes	4,961,768	4,753,289	5,186,644	18,135,336	17,125,982
Ad valorem taxes	1,637,722	1,779,163	1,570,039	6,757,841	4,670,617
Gathering, transportation and processing costs	464,558	(4,530)	(16,223)	457,573	1,830,024
All-in cash operating costs	41,962,766	39,637,191	38,660,380	155,154,971	112,080,678

Boe	1,784,490	1,610,857	1,642,715	6,613,321	4,512,610

All-in cash operating costs per Boe	$23.52	$24.61	$23.53	$23.46	$24.84